SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2010

Commission File Number: 0-21092

OCTuS Inc.
(Exact name of registrant as specified in its charter)

Nevada	33-0013439
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2020 Research Park Drive, Suite 110 Davis CA 95618
(Address of principal executive offices) (Zip Code)

(530) 564-0200
(Registrant's Telephone Number, Including Area Code)

803 Second Street, Suite 303, Davis, CA 95616
(Former name and address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF1R 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously reported, on June 14, 2010, OCTuS Inc. (the “Company” or “Octus”) completed a financing transaction for gross proceeds of $500,000 from the sale of a secured convertible promissory note and warrant, to a single sophisticated institutional investor, EAM Inc.  Under terms of the convertible note, accrued interest is payable semi-annually, with the first payment due December 1, 2010.  All unpaid principal and interest on the notes are due and payable on June 1, 2011.  The Company’s obligations under the note are secured by a security interest granted to the investor in all of the assets of the Company, subject to the Company’s existing security interest granted to its senior lender and to subordination and standstill provisions contained in the security agreement relating to the note.

On December 20, 2010, the Company received a letter from the investor declaring Octus to be in default under the note for not making the  $30,000 interest payment due on December 1, 2010 and failing to make the payment within the cure period provided for in the note, declaring the entire unpaid principal and accrued interest immediately due and payable, and indicating that if the principal and interest on the note, and certain related amounts, are not paid by December 31, 2010, the investor intends to proceed to take all legal steps within its rights to enforce its security and collect the debt.  The Company has provided response to the investor’s communication including an offer to settle the default by two methods and is currently awaiting response to such.

The Company has presented that the security agreement entered into by the investor contains subordination provisions stating that the note is subordinated, to the extent and in the manner set forth in the security agreement, in right of payment to the prior payment in full of the Company’s secured senior debt to Sasaima Holdings S.A., the senior lender, as described in the Company’s previous filings with the Commission.

The security agreement also provides that the investor agreed not to commence any enforcement of its default rights or remedies against any of the collateral (defined as all assets of the Company) without the senior lender’s written consent or until the senior debt owed to senior lender has been paid and satisfied in full, and that the senior lender has the exclusive right to sell, transfer or otherwise dispose of the collateral in the manner deemed appropriate by senior lender without regard to any lien or security interest the investor has therein, without any duty to marshal assets.

These provisions, among others, may affect the ability of the investor to initiate, pursue or maintain an action against the Company in compliance with the provisions of the security agreement without the senior lender’s written consent or to enforce any judgment that might be obtained.  There can be no assurances, however, that the investor will not initiate and pursue actions against the Company to collect amounts that it believes are due to it under the note. Any such action could divert a significant amount of management’s time and attention from the Company, and could involve material amounts of legal fees and other fees and expenses.  Any such litigation or an adverse outcome in any such litigation could have a material adverse effect on Octus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2010	OCTUS INC.

	By:	/S/ Christian J. Soderquist
Christian J. Soderquist